Filed Pursuant to Rule 433

Registration No. 333-285413

Final Term Sheet

September 18, 2025

U.S.$5,000,000,000

AT&T Inc.

U.S.$1,150,000,000 4.550% GLOBAL NOTES DUE 2032

U.S.$1,250,000,000 4.900% GLOBAL NOTES DUE 2035

U.S.$1,100,000,000 5.550% GLOBAL NOTES DUE 2045

U.S.$1,500,000,000 5.700% GLOBAL NOTES DUE 2054

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

4.550% Global Notes due 2032 (the “2032 Notes”),

4.900% Global Notes due 2035 (the “2035 Notes”),

5.550% Global Notes due 2045 (the “2045 Notes”), and

5.700% Global Notes due 2054 (the “2054 Notes” and, together with the 2032 Notes, the 2035 Notes and the 2045 Notes, the “Notes”)

TRADE DATE:	September 18, 2025

SETTLEMENT DATE (T+4)*:	September 24, 2025

MATURITY DATE:	November 1, 2032, at par, for the 2032 Notes November 1, 2035, at par, for the 2035 Notes November 1, 2045, at par, for the 2045 Notes November 1, 2054, at par, for the 2054 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,150,000,000 for the 2032 Notes $1,250,000,000 for the 2035 Notes $1,100,000,000 for the 2045 Notes $1,500,000,000 for the 2054 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.910% for the 2032 Notes 99.693% for the 2035 Notes 99.667% for the 2045 Notes 99.484% for the 2054 Notes

GROSS SPREAD:	0.300% for the 2032 Notes 0.375% for the 2035 Notes 0.550% for the 2045 Notes 0.700% for the 2054 Notes

PRICE TO AT&T:	99.610% for the 2032 Notes 99.318% for the 2035 Notes 99.117% for the 2045 Notes 98.784% for the 2054 Notes

NET PROCEEDS:	$1,145,515,000 for the 2032 Notes $1,241,475,000 for the 2035 Notes $1,090,287,000 for the 2045 Notes $1,481,760,000 for the 2054 Notes

USE OF PROCEEDS:	AT&T intends to use the net proceeds from this offering for general corporate purposes, which may include debt repayments and pending acquisitions.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $2,900,000 of AT&T’s expenses.

INTEREST RATE:	4.550% per annum for the 2032 Notes 4.900% per annum for the 2035 Notes 5.550% per annum for the 2045 Notes 5.700% per annum for the 2054 Notes

INTEREST PAYMENT DATES:	May 1 and November 1 of each year, commencing on May 1, 2026.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter.

OPTIONAL REDEMPTION:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), as calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed. Accrued but unpaid interest will be payable to, but excluding, the redemption date.

Series	Par Call Date	Make-Whole Spread
2032 Notes	September 1, 2032	15 bps
2035 Notes	August 1, 2035	15 bps
2045 Notes	May 1, 2045	15 bps
2054 Notes	May 1, 2054	15 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

ISSUER RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: BBB+ (Rating Watch Negative)

JOINT BOOKRUNNERS:

BNP Paribas Securities Corp.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

UBS Securities LLC

SENIOR CO-MANAGERS:	ANZ Securities, Inc. CIBC World Markets Corp. Standard Chartered Bank Truist Securities, Inc. U.S. Bancorp Investments, Inc.

CO-MANAGERS:

Academy Securities, Inc.

AmeriVet Securities, Inc.

Cabrera Capital Markets LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Great Pacific Securities

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Siebert Williams Shank & Co., LLC

CUSIP NUMBER:	2032 Notes: 00206R NB4 2035 Notes: 00206R NC2 2045 Notes: 00206R ND0 2054 Notes: 00206R NE8

ISIN NUMBER:	2032 Notes: US00206RNB41 2035 Notes: US00206RNC24 2045 Notes: US00206RND07 2054 Notes: US00206RNE89

REFERENCE DOCUMENT:	Prospectus Supplement, dated September 18, 2025; and Prospectus, dated February 28, 2025

A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

No PRIPS or UK PRIIPS KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BNP PARIBAS SECURITIES CORP. AT 1-800-854-5674; BOFA SECURITIES, INC. AT 1-800-294-1322; CITIGROUP GLOBAL MARKETS INC. AT 1-800-831-9146; J.P. MORGAN SECURITIES LLC AT 1-212-834-4533 AND MIZUHO SECURITIES USA LLC AT 1-866-271-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.